OneSpan Inc. 8-K

Exhibit 10.1

COOPERATION AGREEMENT

This cooperation agreement (this “Agreement”) is made and entered into as of May 28, 2021, by and among OneSpan Inc., a Delaware corporation (the “Company”), on the one hand, and Legion Partners Asset Management, LLC, a Delaware limited liability company, Legion Partners, L.P. I, a Delaware limited partnership, Legion Partners, L.P. II, a Delaware limited partnership, Legion Partners Offshore I SP I, a Delaware segregated portfolio company of Legion Partners Offshore Opportunities SPC I, a company organized under the laws of the Cayman Islands, Legion Partners, LLC, a Delaware limited liability company, Legion Partners Holdings, LLC, a Delaware limited liability company (“LPH”), Christopher S. Kiper, an individual, and Raymond T. White, an individual (the foregoing, collectively with each of their respective Affiliates, the “Investor Group”), on the other hand. The Company and the Investor Group are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms not otherwise defined are defined in Section 14 below.

WHEREAS, on November 1, 2018, the Investor Group, filed a Schedule 13D (as amended through the date hereof, the “Schedule 13D”) with the SEC;

WHEREAS, on February 25, 2021, LPH submitted notice (the “Nomination Notice”) of its intent to nominate four (4) candidates for election to the board of directors of the Company (the “Board”) at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)       Effective upon the issuance of the Press Release (as defined herein), LPH hereby irrevocably withdraws the Nomination Notice, and the Investor Group shall cease all solicitation efforts with respect to the 2021 Annual Meeting.

(b)       Promptly following the execution and delivery of this Agreement, the Board shall increase the size of the Board from nine (9) to ten (10) directors, effective as of immediately following the conclusion of the 2021 Annual Meeting, and promptly following the resignation of John N. Fox, Jr. from the Board pursuant to Section 1(c), the Board shall decrease the size of the Board to nine (9) directors. For the duration of the Standstill Period, the size of the Board may not be increased above ten (10) directors prior to Mr. Fox’s resignation or above nine (9) directors following Mr. Fox’s resignation.

(c)       At the 2021 Annual Meeting, the Board shall not nominate Matthew Moog for reelection. Promptly following the execution and delivery of this Agreement, the Board shall appoint Sarika Garg and Michael J. McConnell (collectively, the “Investor Group Designees”) to the Board, effective as of immediately following the conclusion of 2021 Annual Meeting, to fill the vacancy resulting from the increase in the size of the Board pursuant to Section 1(b) and the vacancy resulting from not nominating Mr. Moog for reelection. Promptly following the 2021 Annual Meeting, the Board shall complete its onboarding processes with each of the Investor Group Designees. On or prior to September 30, 2021, John N. Fox, Jr. shall resign from the Board. On or prior to the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), Jean K. Holley shall resign from the Board.

(d)       Promptly following the 2021 Annual Meeting, the Board shall take the necessary steps to (i) appoint and seat each of the Investor Group Designees on the Finance and Strategy Committee of the Board; (ii) appoint and seat Sarika Garg on the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”); and (iii) appoint and seat Michael J. McConnell on the Management Development and Compensation Committee of the Board, subject in each case to applicable rules of the SEC and of any stock exchange on which securities of the Company are listed.

(e)       Prior to the execution and delivery of this Agreement, such Investor Group Designee shall have agreed to all Company policies applicable to independent directors of the Board (full and complete copies of which have been delivered to LPH prior to the execution of this Agreement), including conflict of interest policies requiring each Investor Group Designee to recuse himself or herself from any deliberation (and vote) of the Board or any committee thereof and providing that the Board shall be permitted not to share information with any Investor Group Designee with respect to any deliberation (or vote) or information that could be deemed a conflict of interest.

(f)       The Investor Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period between any members of the Investor Group and either of the Investor Group Designees providing for any compensation, reimbursement of expenses or indemnification of either of the Investor Group Designees in connection with or related to such Investor Group Designee’s service on the Board.

(g)       During the Standstill Period and as long as the Investor Group’s Net Long Position exceeds 4.0% of the outstanding shares of Company common stock, par value $0.001 per share (“Common Stock”), in the event that either of the Investor Group Designees resigns, is removed or is no longer able to serve as a director of the Company for any reason, the Investor Group shall have the right to propose a candidate for replacement of such Investor Group Designee (such replacement, a “Replacement Designee”) who possesses relevant skillsets and is reasonably acceptable to the Board. Any Replacement Designee of any Investor Group Designee shall qualify as an Independent Director. The Corporate Governance and Nominating Committee shall use reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate for Replacement Designee, such approval not to be unreasonably withheld, conditioned or delayed, within five (5) Business Days after such candidate has: (i) provided the Company with such candidate’s written consent to a customary background check, which shall be provided within one (1) Business Day after such candidate is proposed by the Investor Group; (ii) completed a reasonably satisfactory interview with the Corporate Governance and Nominating Committee, which shall be completed within five (5) Business Days after receipt of a completed director questionnaire; (iii) provided the Company with (A) a completed director questionnaire (in the form to be provided by the Company within two (2) Business Days of being requested, which form is substantially similar to the form completed by other prospective director candidates) and (B) an executed consent to be named by the Company as a nominee for election to the Board; and (iv) agreed to take all necessary action not to be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) as a result of his or her appointment to the Board. In the event the Corporate Governance and Nominating Committee declines to approve a candidate for Replacement Designee, members of the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Corporate Governance and Nominating Committee. Following the approval of a candidate for Replacement Designee by the Corporate Governance and Nominating Committee, the Board shall promptly (but no later than five (5) Business Days) appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed to be an Investor Group Designee for all purposes under this Agreement and shall be appointed to the same committees of the Board on which the applicable departing Investor Group Designee sat.

(h)       The Company shall hold the 2021 Annual Meeting as previously publicly announced, by June 9, 2021.

(i)       Subject to their delivery to the Company of consents to being named as nominees in the Company’s proxy statement and to serve as directors of the Company if elected at the 2022 Annual Meeting, during the Standstill Period, the Company shall, with respect to the 2022 Annual Meeting, (i) include each of the Investor Group Designees as a nominee for election to the Board in its proxy statement and proxy card, (ii) recommend to the Company’s stockholders the election of each of the Investor Group Designees to the Board and (iii) solicit proxies in favor of the election of each of the Investor Group Designees to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other incumbent nominees; provided, however, that if the Board determines, in good faith and consistent with its fiduciary duties, that renominating one or both of the Investor Group Designees for election at the 2022 Annual Meeting is not in the best interests of the Company, the Board shall provide notice to LPH of such determination no later than 30 days prior to the deadline for the submission of notice of director nominations for the 2022 Annual Meeting and the Company shall have no obligations under clause (i), (ii) or (iii) of this Section 1(i) with respect to such Investor Group Designee(s) following the delivery of such notice.

2.       Voting Commitment. During the Standstill Period, each member of the Investor Group shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and vote, or act by written consent with respect to, all of the shares of Common Stock beneficially owned by such member of the Investor Group in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement or consent solicitation statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders at a Stockholder Meeting or for action by written consent; provided, however, that in the event that ISS and Glass Lewis issue voting recommendations that differ from the voting recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting or action by written consent (other than Director Proposals), the members of the Investor Group shall be permitted to vote all or some shares of Common Stock they beneficially own at such Stockholder Meeting, or act by written consent with respect to all or some shares of Common Stock they beneficially own, in accordance with the ISS and Glass Lewis recommendations; and provided, further, that each member of the Investor Group shall have the ability to vote freely or act by written consent freely with respect to any proposal relating to (i) any Extraordinary Transaction or (ii) the implementation of takeover defenses not in existence as of the date of this Agreement. For the avoidance of doubt, each member of the Investor Group shall take all actions necessary (including by calling back loaned out shares) to ensure that they have the voting power for each share beneficially owned by such member of the Investor Group on the record date for each Stockholder Meeting or action by written consent.

3.       Standstill. During the Standstill Period, without the prior written consent of the Board, the members of the Investor Group shall not, and shall instruct their Affiliates not to, directly or indirectly:

(a)       (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Investor Group beneficially owning 9.9% or more of the then-outstanding shares of Common Stock in the aggregate (the “Maximum Ownership Cap”); or (ii) sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely-dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, 5.0% or more of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial ownership in the aggregate of 5.0% or more of the shares of Common Stock outstanding at such time;

(b)       (i) other than pursuant to Section 1(g) of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)       (i) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company (other than with members of the Investor Group); provided, however, that an Affiliate of the Investor Group shall be permitted to join the “group” following the execution of this Agreement, so long as (A) any such Affiliate agrees to be bound by the terms and conditions of this Agreement and (B) such joining would not result in the Investor Group beneficially owning in excess of the Maximum Ownership Cap; or (ii) deposit any voting securities of the Company in any voting trust or subject any voting securities of the Company to any arrangement or agreement with respect to the voting thereof (other than with members of the Investor Group or any Affiliate thereof that has agreed to be bound by the terms and conditions of this Agreement);

(d)       seek publicly, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation, as amended (the “Charter”), or the Company’s by-laws, as amended and restated (the “By-laws”);

(e)       demand an inspection of the Company’s books and records;

(f)       (i) make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any Third Party in so encouraging or advising with respect to: (A) the composition of the Board; (B) the capitalization, share repurchase or dividend policy of the Company; (C) the Company’s management, directors, business, operations, strategy, governance, corporate structure or other affairs or policies; (D) any Extraordinary Transaction; or (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)       initiate, make, effect, seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or participate in, directly or indirectly, any (i) Extraordinary Transaction; (ii) material acquisition of any assets or businesses of the Company or any of the Company’s subsidiaries; (iii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; (iv) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; or (v) proposal, either alone or in concert with others, to the Company that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)       engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and which would, in the aggregate or individually, result in the Investor Group or any member of the Investor Group having a Net Long Position in the Company that is less than $0;

(i)       enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(j)       publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(k)       take any action challenging the validity or enforceability of this Section 3 or this Agreement, except as permitted under Section 5 hereof.

Notwithstanding the foregoing, nothing in this Agreement shall prevent the members of the Investor Group from (A) making any statement in response to a Legal Requirement or that the Investor Group reasonably believes, after consultation with outside counsel, to be legally required by applicable Law; (B) communicating privately with the Company’s directors or officers on any matter so long as such communication would not be reasonably expected to trigger public disclosure obligations for either party; (C) making private factual statements to the stockholders of the Company or making or sending private communications to investors in any member of the Investor Group or any of their Affiliates or prospective investors in any member of the Investor Group or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information; (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (3) are not made with an intent to circumvent any of the restrictions listed in paragraphs (a) through (k) of this Section 3 or Section 4; (D) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential; or (E) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by either of the Investor Group Designees of their fiduciary duties in their capacity as a director of the Company.

Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute a Change of Control Transaction and which Change of Control Transaction was not encouraged, facilitated or solicited by any member of the Investor Group, this Agreement shall immediately and automatically terminate in its entirety, and no party hereunder shall have any further rights or obligations under this Agreement.

4.       Mutual Non-Disparagement. During the Standstill Period and subject to the exceptions set forth in the last two full paragraphs of Section 3 above, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public or private statement that defames or disparages the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current or former directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable Law; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal Law to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.       No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate any Legal Proceeding against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to any Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by Law or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

6.       Press Release; SEC Filings.

(a)       No later than the next Business Day immediately following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, in form and content substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor any members of the Investor Group shall issue any press release or public announcement regarding this Agreement, or take any action that would require public disclosure thereof, without the prior written consent of the other party.

(b)       No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the members of the Investor Group and their Representatives; provided that the foregoing shall not prevent the Company from making any required disclosures in accordance with applicable Law.

(c)       No later than two (2) Business Days following the date of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to the filing with the SEC and consider in good faith any comments of the Company and its Representatives; provided that the foregoing shall not prevent the Investor Group from making any required disclosures in accordance with applicable Law.

(d)       Except for the issuance of the Press Release and the filing of the Form 8-K and Schedule 13D Amendment, no party shall issue any press release or make any other public statement (including in any filing required under the Exchange Act) or speak with any member of the media in a manner inconsistent with this Agreement, except as required by Law or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7.       Confidentiality. The Investor Group agrees that none of the Investor Group Designees may share any information with the Investor Group in respect of the Company or the Board which they may learn in their capacities as directors of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior written consent.

8.        Representations and Warranties.

(a)       Each of the members of the Investor Group who is an individual represents and warrants that he is sui juris and of full capacity. Each of the members of the Investor Group who is not an individual represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and that this Agreement has been duly and validly authorized, executed and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms. Each member of the Investor Group represents and warrants that the execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any applicable organizational documents as currently in effect, the execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any Law, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The Investor Group represents and warrants that, as of the date of this Agreement, the Investor Group beneficially owns an aggregate of 2,775,846 shares of Common Stock. The Investor Group represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests, any Short Interests or any other securities in the Company.

(b)       The Company represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any Law, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.       Termination.

(a)        This Agreement shall terminate upon the end of the Standstill Period. Except as otherwise provided elsewhere in this Agreement, the “Standstill Period” shall begin upon the execution and delivery of this Agreement and shall end at 11:59 p.m. Eastern Time on the 30th day prior to the deadline for the submission of notice of director nominations for the Company’s 2023 annual meeting of stockholders; provided, however, that, if the Company provides notice to LPH pursuant to Section 1(i), then the Investor Group shall have the right, in its sole discretion, to immediately terminate the Standstill Period by promptly delivering notice of such termination to the Company.

(b)       All rights and obligations under this Agreement shall terminate upon termination of this Agreement in accordance with this Section 9; provided, however, that no termination of this Agreement in accordance with this Section 9 shall relieve any party from liability for any breach of this Agreement prior to such termination.

10.       Expenses. The Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the 2021 Annual Meeting and the negotiation of this Agreement up to an amount of $750,000 in the aggregate.

11.       Notices. All notices, demands, consents, requests, instructions, approvals and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

OneSpan Inc.

121 West Wacker Drive, Suite 2050

Chicago, IL 60601

Attn: Steven R. Worth

General Counsel, Chief Compliance Officer and Corporate Secretary

Email: steven.worth@onespan.com

with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Attn: Beth E. Berg

Email: bberg@sidley.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Kai H.E. Liekefett

Email: kliekefett@sidley.com

If to LPH or the Investor Group: Legion Partners Asset Management, LLC 12121 Wilshire Blvd., Suite 1240 Los Angeles, CA 90025 Attn: Christopher S. Kiper Email: ckiper@legionpartners.com with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas
New York, NY 10019

Attn: Steve Wolosky

Elizabeth Gonzalez-Sussman

Email: SWolosky@olshanlaw.com

            EGonzalez@olshanlaw.com

12.       Governing Law; Jurisdiction; Jury Waiver. This Agreement and any Legal Proceeding arising out of or relating to this Agreement or any action of the Company or the Investor Group in the administration, performance or enforcement hereof (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement shall be brought and determined exclusively in the State and Federal courts in New Castle County, Delaware (the “Chosen Courts”). Each party hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts (other than to enforce a judgment with respect thereto). Each party hereby irrevocably waives, and agrees not to assert in any Legal Proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any Legal Proceeding commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the Legal Proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.       Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14.       Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company, and the Company shall not be an Affiliate or Associate of any of the members of the Investor Group; (b) the term “Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable Law; (e) “Change of Control Transaction” means (i) any transaction pursuant to which any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (ii) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (iii) the sale of all or substantially all of the Company’s assets to a Third Party; (f) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (g) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, spin-off, recapitalization, restructuring, share issuance or similar extraordinary transaction with a Third Party; (h) the term “Independent Director” means an individual who qualifies as an “independent director” under applicable rules of the SEC and the rules of any stock exchange on which securities of the Company are listed and is not an employee, principal, Affiliate or Associate of the members of the Investor Group; (i) the term “Law” means any law (including common law), rule, code, ordinance or regulation of any governmental entity, including the rules of any stock exchange on which the Company is traded; (j) the term “Legal Proceeding” means any lawsuit, action, suit, claim or other proceeding before any court; (k) the term “Legal Requirement” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any Legal Proceeding; (l) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (m) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (n) the term “SEC” means the U.S. Securities and Exchange Commission; (o) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (p) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders, and any adjournment, postponement, rescheduling or continuation thereof; (q) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (r) the term “Third Party” refers to any person that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” and “Exhibits” in this Agreement are references to Sections of this Agreement and Exhibits to this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders, the neuter gender shall include the feminine and masculine genders and the feminine gender shall include the masculine and neuter genders.

15.	Miscellaneous.

(a)       This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(b)       This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(c)       Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(d)       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(e)       Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(f)       This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(g)       Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(h)       The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(i)       This Agreement, including all exhibits hereto, constitutes the only agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

ONESPAN INC.

By:	/s/ Steven R. Worth
Name:	Steven R. Worth
Title:	General Counsel, Chief Compliance
Officer and Corporate Secretary

COOPERATION AGREEMENT

INVESTOR GROUP:

LEGION PARTNERS ASSET
MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS OFFSHORE I SP I

By: Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC
Managing Member

COOPERATION AGREEMENT

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
Name:	Christopher S. Kiper
Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond T. White
Raymond T. White

COOPERATION AGREEMENT

Exhibit A

Form of Press Release

OneSpan Reaches Agreement with Legion Partners

Sarika Garg and Michael McConnell to Join the OneSpan Board of Directors after 2021 Annual Meeting

John Fox, Jean Holley and Matthew Moog to Leave OneSpan Board Over the Next Year

CHICAGO – May 28, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today announced that it has entered into an agreement with Legion Partners Holdings, LLC (together with its affiliates, “Legion”), which owns approximately 6.9% of the outstanding stock of OneSpan, pursuant to which two of Legion’s independent director nominees, Sarika Garg and Michael McConnell, will be appointed to the OneSpan Board of Directors following the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 9, 2021.

"Over the past several years, we have made tremendous progress in transforming OneSpan and evolving our Board to ensure we have the right skills to support those efforts,” said John N. Fox, Jr., Chairman of OneSpan. “As we welcome Sarika and Mike to the Board, I am confident the Board will be well composed to oversee the ongoing execution of our multi-year transformation to become a trusted identity solutions provider. We are pleased to have reached the agreement with Legion, and we look forward to working together toward our common goal of enhancing value for our stockholders and other stakeholders.”

OneSpan director Matthew Moog has announced he will not stand for re-election at the Annual Meeting, and Mr. Fox will step down as Chairman and retire from the Board by September 30, 2021. Jean K. Holley will retire from the Board at or prior to the 2022 annual meeting.

Mr. Fox continued, “As I look ahead to my retirement from the Board, I am committed to working closely with my fellow directors to execute an orderly transition. On behalf of all of us at OneSpan, I want to thank Matt and Jean for the years of dedicated service and guidance they have given to the Board.”

Chris Kiper, Managing Director of Legion, said, “As long-term investors in OneSpan, we believe the company has a tremendous opportunity to further enhance value for all stockholders. Sarika and Mike will bring highly relevant backgrounds and expertise to the Board to help the company achieve this goal. We appreciate the Board’s engagement and look forward to OneSpan’s future success.”

In connection with the appointment of these two new directors, OneSpan and Legion have entered into a cooperation agreement, including customary standstill and voting commitments. A copy of the agreement will be included as an exhibit to the company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Sarika Garg

Sarika Garg has served as Co-founder and Chief Executive Officer at Cacheflow Inc., a B2B embedded finance company currently in stealth, since October 2020. She is also a strategic advisor to Tradeshift Inc., where she previously served as Chief Strategy Officer responsible for product and go-to-market. Tradeshift is a cloud network and platform for supply chain payments, marketplaces and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup in 2015 to a leader currently valued at a $2.7B valuation. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

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About Michael McConnell

Michael McConnell currently serves on the board of Vonage Holdings Corp. (Nasdaq: VG), a cloud communications provider, where he has served since 2019. He also serves as Chairman of the Board of Adacel Technologies Limited (ASX: ADA), a developer of air traffic management systems and technology, and previously served as a member of the board of directors beginning in 2017. Mr. McConnell’s prior board experience includes serving on the board of SPS Commerce, Inc. (Nasdaq: SPSC), a provider of cloud-based supply chain management services, from 2018 through 2019, and Spark Networks SE (NYSE: LOV), a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017. He also served as Spark Network’s interim executive chairman and chief executive officer during 2014, and he served as a non-executive director and as executive chairman of Redflex Holdings Ltd. (ASX: RDF), a provider of intelligent transport system solutions and services. Mr. McConnell also previously served on the board of Guidance Software, Inc. (Nasdaq: GUID), a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company managing private equity and hedge funds.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

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Investor Contact

Joe Maxa

Vice President of Investor Relations

+1-312-766-4009

joe.maxa@onespan.com

Bob Marese

MacKenzie Partners, Inc.

+1-212-929-5500

OSPN-MPI@mackenziepartners.com

Media Contacts

For OneSpan

Sarah Hanel

Global Director of Corporate Communications

+1-312-871-1729

sarah.hanel@onespan.com

Bryan Locke / Mike DeGraff / Danya Al-Qattan

Sard Verbinnen & Co.

+1-312-895-4700

OneSpan-SVC@sardverb.com

For Legion

Sloane & Company

Joe Germani / Dan Zacchei

jgermani@sloanepr.com / dzacchei@sloanepr.com

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